Exhibit 3.2.18

CERTIFICATE OF INCORPORATION

OF

CRC RECOVERY, INC.

FIRST: The name of the corporation is:

CRC Recovery, Inc.

SECOND: The address of its registered office in the State of Delaware is 15 East North Street in the City of Dover, County of Kent. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Ten Million (10,000,000) shares of Common Stock with a par value of $0.001.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation; the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

SIXTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeat the Bylaws of the corporation.

SEVENTH: The name and mailing address of the incorporator is:

Diana Tyler

Gray Cary Ware & Freidenrich

400 Hamilton Avenue

Palo Alto, CA 94301

EIGHTH: The corporation reserves the right to amend or repeal any of the provisions contained in this Certificate of Incorporation in any manner now or hereafter.

NINTH: To the fullest extent permitted by the Delaware General Corporation Law, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of September, 1995.

/s/ Diana Tyler
Diana Tyler, Incorporator

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE

AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is CRC RECOVERY, INC.

2. The registered office of the Corporation within the State of Delaware is hereby changed to 9 East Loockerman Street, City of Dover, 19901, County of Kent.

3. The registered agent of the Corporation within the State of Delaware is hereby changed to National Registered Agents, Inc., the business office of which is identical with the registered office of the corporation as hereby changed.

4. The Corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on: April 18 , 2005.

/s/ Pamela Burke
Pamela Burke, Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OR

CRC RECOVERY, INC.

CRC Recovery, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. Fourth Article of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) is hereby amended and restated in its entirety to read as follows:

“The corporation is authorized to issue one class of stock, to be designated “Common Stock,” with a par value of $0.0001. The total number of shares of Common Stock that the corporation shall have authority to issue is Fifty (50). Upon and simultaneously with the filing of this Certificate of Amendment of Certificate of incorporation, each two hundred thousand (200,000) outstanding share of Common Stock is converted into one (1) shares of Common Stock.”

2. The foregoing amendment of the Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and sole stockholder in accordance with the provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

3. This amendment to the Corporation’s Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, CRC Recovery, Inc. has caused this Certificate of Amendment to be signed by Pam Burke, Secretary, this 11 day of May 2005.

CRC RECOVERY, INC.

By:	/s/ Pamela B. Burke
Pamela Burke, Secretary